Exhibit 99.1

Catalyst Pharmaceuticals Reports Record Fourth Quarter and Record Full Year 2025

Financial Results and Provides 2026 Financial Guidance

Full Year 2025 Total Revenues of $589.0 Million, Representing 19.8% Year-Over-Year Growth and Marking

Another Year of Record Total Revenues

Q4 2025 Total Revenues of $152.6 Million, Fueled by 18.3% FIRDAPSE® (amifampridine) Growth and 67.5%

Growth of AGAMREE® (vamorolone), Reflecting Continued Adoption

Full Year 2026 Total Revenues Expected to be Between $615 Million and $645 Million, Reflecting Confidence in

Strength and Durability of FIRDAPSE and AGAMREE Franchises

Promoted Product Revenue, Net Expected to Grow by 20% or More in 2026

Conference Call and Webcast to be Held on February 26, 2026, at 8:30 AM ET

CORAL GABLES, Fla., - Feb. 26, 2026 - Catalyst Pharmaceuticals, Inc. (“Catalyst” or “Company”) (Nasdaq: CPRX) today reported financial results for fourth quarter and full year 2025 and provided full year 2026 financial guidance.

“Our 2025 performance is a reflection of Catalyst’s organic growth of our promoted products, FIRDAPSE and AGAMREE, and our continued commercial success. Achieving total revenues for 2025 of $589.0 million demonstrates the strength of our scalable business model and our continued dedication to patient care,” said Rich Daly, President and CEO, Catalyst. “Looking forward, our core commercial capabilities and our exploration of lifecycle management opportunities within our portfolio will continue to create value. We also continue to execute our business development strategy, which includes recently widening our aperture to look at products in development that have an established proof of concept. Based on our recent progress and considering the growth opportunities that we see for both FIRDAPSE and AGAMREE, we anticipate 2026 will prove to be another exceptional year, as reflected in our 2026 revenue guidance.”

Financial Highlights

For the Years Ended December 31,	2025	2024	% Change
(in thousands, except per share data)
Product Revenue, Net	$588,807	$489,327	20.3%
FIRDAPSE Product Revenue, Net	$358,380	$306,035	17.1%
FYCOMPA Product Revenue, Net	$113,341	$137,251	(17.4%)
AGAMREE Product Revenue, Net	$117,086	$46,041	154.3%
GAAP Net Income	$214,326	$163,889	30.8%
Non-GAAP Net Income**	$346,166	$276,288	25.3%
GAAP Net Income Per Share – Basic	$1.75	$1.38	26.8%
Non-GAAP Net Income Per Share – Basic**	$2.83	$2.33	21.5%
GAAP Net Income Per Share – Diluted	$1.68	$1.31	28.2%
Non-GAAP Net Income Per Share – Diluted**	$2.72	$2.21	23.1%

As of December 31,
(in thousands)
Cash and Cash Equivalents	$709,171	$517,553	37.0%

**

Statements made in this press release include non-GAAP financial measures. Such information is provided as additional information and not as an alternative to Catalyst’s financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are intended to enhance an overall understanding of Catalyst’s current financial performance. Catalyst believes that the non-GAAP financial measures presented in this press release provide investors and prospective investors with an alternative method for assessing Catalyst’s operating results in a manner that Catalyst believes is focused on the performance of ongoing operations and provides a more consistent basis for comparison between periods. Non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP accounting. Further, non-GAAP measures of net income used by Catalyst may be different from and not directly comparable to similarly titled measures used by other companies.

Fourth Quarter 2025 Financial Highlights:

Fourth quarter 2025 financial performance was driven by ongoing organic product growth and the accelerating market uptake of AGAMREE.

•	Fourth quarter 2025 total revenues were $152.6 million, a 7.6% YoY increase

•	FIRDAPSE Q4 2025 product revenue, net was $97.6 million, an 18.3% YoY increase

•	AGAMREE Q4 2025 product revenue, net was $35.3 million, a 67.5% YoY increase

•	FYCOMPA® Q4 2025 product revenue, net was $19.6 million, due to the entry of multiple generic versions of FYCOMPA during the quarter

Full Year 2025 Financial Highlights:

Full year 2025 financial results underscore robust performance, supported by sustained organic momentum and operational discipline.

•	Full year 2025 total revenues were $589.0 million, a 19.8% YoY increase

•	FIRDAPSE full year 2025 product revenue, net was $358.4 million, a 17.1% YoY increase

•	AGAMREE full year 2025 product revenue, net was $117.1 million, reflecting the strong commercial launch of the product in March 2024

•	FYCOMPA full year product revenue, net was $113.3 million

2025 Business Highlights:

•	The Company experienced another successful year in 2025 with record revenues and record earnings, driven by organic growth of its flagship product, FIRDAPSE, and the first full year of AGAMREE sales.

•

Announced updated guidelines for Small Cell Lung Cancer (“SCLC”) treatment published by the National Comprehensive Cancer Network® (NCCN) including VGCC antibody screening of SCLC patients for cancer-associated Lambert-Eaton myasthenic syndrome (LEMS) and use of amifampridine (FIRDAPSE) as a supportive care treatment for SCLC patients also diagnosed with LEMS, helping to broaden clinical awareness, enhance diagnostic rates, and drive treatment of cancer-associated LEMS in SCLC oncology care.

•

Settled FIRDAPSE patent litigation with Teva Pharmaceuticals USA, Inc. and Teva Pharmaceuticals, Inc. (collectively Teva) and Lupin Pharmaceuticals, Inc., leaving only one patent case pending against Hetero USA, Inc. The trial is currently scheduled to start on March 23, 2026, which is prior to the expiration of the automatic 30-month stay (which expires on May 26, 2026). There can be no assurance as to the outcome of this matter.

•

Sub-licensee KYE Pharmaceuticals, Inc., announced Health Canada approval of AGAMREE New Drug Submission, marking the first therapy approved in Canada to treat Duchenne muscular dystrophy (DMD) and address a significant unmet need for DMD patients in Canada.

•	Announced launch of FIRDAPSE tablets 10 mg in Japan for the indication of improving muscle weakness in patients living with Lambert-Eaton myasthenic syndrome (“LEMS”) by sub-licensee DyDo Pharma.

•

Continued enrollment in the SUMMIT study, an open-label, five-year follow-up study which seeks to further demonstrate the clinical value of AGAMREE and evaluate its use as a monotherapy and in combination with other treatment options.

•

Catalyst reviewed and evaluated over 100 prospective clinical stage acquisition targets during 2025. The Company continues to focus its efforts on identifying immediate and near-term accretive rare disease (orphan) assets, including development-stage opportunities with established proof of concept, that provide a clinically differentiated profile and address unmet medical needs. Catalyst continues to employ a disciplined, comprehensive and exhaustive approach to evaluate opportunities that it believes will add significant value. However, no such agreements were entered into in 2025.

•

In the fourth quarter of 2025, Catalyst announced a $200 million share repurchase program, reflecting the Company’s strong balance sheet and confidence in its long-term financial outlook. Additionally, Catalyst purchased 1,124,948 shares of its outstanding common stock at an average price of $22.49 per share. To date, Catalyst has repurchased 1,740,713 shares at an average price of $22.91 for approximately $39.9 million.

2025 Industry Recognitions:

•	Recognized in the Deloitte Technology Fast 500™ as one of North America’s Fastest-Growing Companies

•	Ranked 11th on Forbes’ 2026 list of America’s Most Successful Small-Cap Companies

•	Recognized among BioSpace’s Best Places to Work in 2026

Fourth Quarter 2025 and Full Year 2025 Financial Results

Revenues: Total revenues for the fourth quarter of 2025 were $152.6 million, compared to $141.8 million for the fourth quarter of 2024, representing an increase of approximately 7.6% YoY. Full year 2025 total revenues were $589.0 million, compared to $491.7 million for full year 2024, representing an increase of approximately 19.8% YoY. Total revenues includes license and other revenues of $0.2 million and $0.1 million, respectively, in the 2025 fiscal year and 2025 fourth quarter, compared to $2.4 million and $11,000, respectively, in 2024.

Research and development expenses: In the fourth quarter of 2025, research and development expenses were $1.8 million, compared to $3.8 million in the fourth quarter of 2024. Research and development expenses for full year 2025 were $12.7 million, compared to $12.6 million for full year 2024.

Selling, general, and administrative expenses: Selling, general, and administrative expenses for the fourth quarter of 2025 were $53.4 million, compared to $44.2 million in the fourth quarter of 2024. Selling, general, and administrative expenses for full year 2025 were $193.8 million, compared to $177.7 million for full year 2024.

Amortization of intangible assets: Amortization of intangible assets was $9.5 million in the fourth quarter of 2025, compared to $9.3 million in the fourth quarter of 2024. Amortization of intangible assets was $37.5 million in full year 2025, compared to $37.4 million for full year 2024.

Operating income: Operating income for the fourth quarter of 2025 was $61.8 million, compared to $62.8 million in the fourth quarter of 2024, representing a decrease of approximately 1.6%. Full year 2025 operating income was $257.8 million, compared to $195.1 million for full year 2024, representing an increase of approximately 32.1%. Operating income, GAAP net income and non-GAAP net income were all impacted by the entry of multiple generic versions of FYCOMPA during the fourth quarter of 2025.

GAAP net income: GAAP net income for the fourth quarter of 2025 was $52.7 million ($0.43 per basic and $0.41 per diluted share), compared to GAAP net income of $55.9 million ($0.47 per basic and $0.44 per diluted share) for the fourth quarter of 2024. GAAP net income for full year 2025 was $214.3 million ($1.75 per basic and $1.68 per diluted share), compared to full year 2024 GAAP net income of $163.9 million ($1.38 per basic and $1.31 per diluted share).

Non-GAAP net income: Non-GAAP net income for the fourth quarter of 2025 was $87.1 million ($ 0.71 per basic and $0.68 per diluted share), compared to non-GAAP net income of $88.8 million ($0.74 per basic and $0.70 per diluted share) for the fourth quarter of 2024. Non-GAAP net income for full year 2025 was $346.2 million ($2.83 per basic and $2.72 per diluted share), compared to full year 2024 non-GAAP net income of $276.3 million ($2.33 per basic and $2.21 per diluted share). Non-GAAP net income in all periods excludes from net income stock-based compensation, depreciation, amortization of intangible assets, and the income tax provision.

Cash and cash equivalents: Cash and cash equivalents were $709.2 million as of December 31, 2025. The cash and cash equivalents balance at December 31, 2025, was impacted by a change in the payment terms resulting from the renegotiation of a contract between the Company and a customer. Under the revisions to the contract with this customer, among other changes, the Company is now paying reduced fees to the customer (which are recorded as a reduction in gross-to-net expenses), but the customer is paying amounts due on its obligations to Catalyst on a monthly basis rather than a semi-monthly basis (as required under the previous contract terms). As a result of this change, a payment of approximately $27.0 million that the Company would have received at the end of December 2025, based upon the previous due date (under the previous contract terms) was received in early January 2026. Additionally, during the fourth quarter of 2025, the amount invested in the Company’s shares through the announced $200 million share repurchase program was approximately $25.3 million at an average price per share of $22.49, resulting in a reduction of 1,124,948 million shares outstanding.

More detailed financial information and analysis of our financial condition and results of operations can be found in our Annual Report on Form 10-K for fiscal year 2025, which was filed with the U.S. Securities and Exchange Commission on February 25, 2026.

Full Year 2026 Outlook

For full year 2026, the Company forecasts total revenues to be between $615 million and $645 million, reflecting continued robust growth in product revenue, net from both FIRDAPSE and AGAMREE.

FIRDAPSE’s product revenue, net for fiscal 2026 is expected to be between $435 million and $450 million, growth of between 21.4% and 25.6% compared to 2025, driven by our life-cycle management initiatives in Idiopathic and Cancer-Associated LEMS.

AGAMREE’s product revenue, net for 2026 is expected to be between $140 million and $150 million, growth of between 19.6% and 28.1% compared to 2025, reflecting the product’s continued market adoption and commercial momentum.

FYCOMPA’s product revenue, net for 2026 is expected to be between $40 million and $45 million, driven by ongoing market demand despite the loss of patent exclusivity at the end of May 2025, for FYCOMPA tablets, which currently has three generic competitors, and December 2025 for FYCOMPA oral suspension, which currently has one generic competitor.

Cost of sales: On January 25, 2026, the Company completed seven years from the date of first commercial sale of FIRDAPSE in the U.S. On that date, the royalty on net U.S. sales that the Company previously paid to Catalyst’s licensor at a tiered rate of 7-10% of net U.S. sales of FIRDAPSE expired. Also, on January 1, 2026, as part of the Company’s acquisition and license agreement regarding RUZURGI® (amifampridine) with Jacobus, the royalty rate the Company pays Jacobus on net U.S. sales of any amifampridine product increased from 1.5% to 2.5%. In addition to these two changes, there was also another change in FIRDAPSE royalties owed by the Company on net U.S. sales that occurred in November 2025. On November 28, 2025, due to seven years passing from the date of the FDA approval of FIRDAPSE, the royalty on net U.S. sales of FIRDAPSE that the Company owes to its licensor to satisfy its licensor’s royalty obligations to another third-party licensor decreased from 7% of net U.S. sales to 3.5%. As a result, beginning on January 26, 2026, the overall royalty rate that the Company will pay to its upstream licensors for net U.S. sales of FIRDAPSE® will be 6%, which is down from a previous maximum rate of 18.5%.

AGAMREE royalties are expected to remain relatively flat as a percentage of product revenue, net and there will be a full year of the sales-based milestone payment based on the achievement of the milestone in the fourth quarter of 2025. Further, the Company will be required to pay a 6% royalty, based on net product revenue, to the product licensor for FYCOMPA starting in July 2026.

Research and development expenses: Due to the ongoing activities relating to the SUMMIT study as well as life cycle management evaluation for AGAMREE, the Company anticipates research and development expenses in 2026, absent another acquisition, to be between $17.5 million and $22.5 million. If the Company completes an acquisition, its R&D expenses may become more significant, particularly if it acquires rights to a product prior to that product receiving regulatory approval.

Selling, general, and administrative expenses: The Company anticipates an increase in selling, general and administrative expenses in 2026 compared to 2025, primarily driven by increased commercial activities to continue to support FIRDAPSE and AGAMREE as well as continued support of its business development strategy, which has been expanded for 2026 to include development opportunities with established proof of concept and a clear regulatory path.

Tax rate: The Company anticipates that its effective tax rate will be relatively consistent for 2026 compared to 2025 and 2024.

Conference Call & Webcast Details

Date:	February 26, 2026
Time:	8:30 AM ET
US/Canada Dial-in Number:	(800) 715-9871
International Dial-in Number:	(646) 307-1963

About Catalyst Pharmaceuticals, Inc.

Catalyst Pharmaceuticals, Inc. (Nasdaq: CPRX) is a biopharmaceutical company committed to improving the lives of patients with rare diseases. With a proven track record of bringing life-changing treatments to the market, we focus on in-licensing, commercializing, and developing innovative therapies. Guided by our deep commitment to patient care, we prioritize accessibility, ensuring patients receive the care they need through a comprehensive suite of support services designed to provide seamless access and ongoing assistance. Catalyst maintains a well-established U.S. presence, which remains the cornerstone of our commercial strategy, while continuously evaluating strategic opportunities to expand our global footprint. Catalyst, headquartered in Coral Gables, Fla., has been recognized by Forbes as one of America’s Most Successful Company in 2023, 2024, and 2025, and on the 2025 Deloitte Technology Fast 500™ list as one of North America’s Fastest-Growing Companies.

For more information, please visit Catalyst’s website at www.catalystpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including (i) whether Catalyst’s revenue forecasts for 2026 that are included in this press release will prove to be accurate, (ii) whether Catalyst will continue to be profitable and cash flow positive in 2026 and beyond, (iii) whether Catalyst will complete any acquisitions of additional products, and the timing of any such acquisitions, (iv) the impact of the pending Paragraph IV litigation relating to FIRDAPSE if the results of these litigation matters are adverse, (v) the potential impairment of the Company’s intangible asset relating to the acquisition of FYCOMPA if revenues from sales of this product decline more than currently expected, and (vi) those factors described in Catalyst’s Annual Report on Form 10-K for the 2025 fiscal year and its subsequent filings with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CATALYST PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	(Unaudited) For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
Product revenue, net	$152,502	$141,809	$588,807	$489,327
License and other revenue	111	11	182	2,407

Total revenues	152,613	141,820	588,989	491,734

Operating costs and expenses:
Cost of sales (a)	26,074	21,643	87,253	68,845
Research and development	1,807	3,798	12,709	12,648
Selling, general and administrative (a)	53,421	44,192	193,751	177,740
Amortization of intangible assets	9,465	9,344	37,498	37,377

Total operating costs and expenses	90,767	78,977	331,211	296,610

Operating income	61,846	62,843	257,778	195,124
Other income, net	10,055	11,338	25,737	21,139

Net income before income taxes	71,901	74,181	283,515	216,263
Income tax provision	19,203	18,245	69,189	52,374

Net income	$52,698	$55,936	$214,326	$163,889

Net income per share:
Basic	$0.43	$0.47	$1.75	$1.38

Diluted	$0.41	$0.44	$1.68	$1.31

Weighted average shares outstanding:
Basic	122,907,933	119,892,062	122,290,866	118,457,673

Diluted	127,425,644	126,280,116	127,257,929	124,943,603

(a)	Exclusive of amortization of intangible assets

CATALYST PHARMACEUTICALS, INC.

RECONCILIATION OF NON-GAAP METRICS (unaudited)

(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2025	2024	2025	2024
GAAP net income:	$52,698	$55,936	$214,326	$163,889
Non-GAAP adjustments:
Stock-based compensation expense	5,661	5,171	24,778	22,251
Depreciation	72	114	375	397
Amortization of intangible assets	9,465	9,344	37,498	37,377
Income tax provision	19,203	18,245	69,189	52,374

Non-GAAP net income	$87,099	$88,810	$346,166	$276,288

Non-GAAP net income per share:
Basic	$0.71	$0.74	$2.83	$2.33

Diluted	$0.68	$0.70	$2.72	$2.21

Weighted average shares outstanding:
Basic	122,907,933	119,892,062	122,290,866	118,457,673

Diluted	127,425,644	126,280,116	127,257,929	124,943,603

CATALYST PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2025	December 31, 2024
Assets
Current Assets:
Cash and cash equivalents	$709,171	$517,553
Accounts receivable, net	126,477	65,476
Inventory, net	37,166	19,541
Prepaid expenses and other current assets	21,216	21,039

Total current assets	894,030	623,609
Operating lease right-of-use asset, net	1,935	2,230
Property and equipment, net	1,037	1,354
License and acquired intangibles, net	131,674	156,672
Deferred tax assets, net	52,767	45,982
Investment in equity securities	22,536	21,564

Total assets	$1,103,979	$851,411

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$11,202	$16,593
Accrued expenses and other liabilities	135,950	104,085

Total current liabilities	147,152	120,678
Operating lease liability, net of current portion	2,350	2,786
Other non-current liabilities	209	315

Total liabilities	149,711	123,779
Total stockholders’ equity	954,268	727,632

Total liabilities and stockholders’ equity	$1,103,979	$851,411

Source: Catalyst Pharmaceuticals, Inc.

Contact information:

Investor Contact

Melissa Kendis, Catalyst Pharmaceuticals, Inc.

(305) 420-3200

IR@catalystpharma.com

Media Contact

Ignacio Guerrero-Ros, Ph.D., Russo Partners, LLC

(646) 249-6817

Ignacio.Guerrero-Ros@russopartnersllc.com